QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

LICENSE AGREEMENT

        THIS AGREEMENT ("Agreement") is entered into this 10th day of September, 2002, by and between Two Dog Net, Inc., a California corporation ("Licensor") and D.W.C. Installations, a Nevada corporation ("Licensee"). Licensor and Licensee shall sometimes be referred to individually as the "Party" or collectively as the "Parties."

RECITALS

        A.    Licensor is the owner of all right, title, and interest in and to the children's oriented global computer network programming and Internet service currently being used and sold as The Children's Internet including but limited to a search engine, browser, secure e-mail system, education and entertainment portals, and all its proprietary characters and content, web pages, and home rooms (the "Licensed Technology");

        B.    Licensor is the owner of all right, title, and interest in and to the trademark "Children's Internet," (the "Licensed Mark"); and

        C.    Licensee desires to acquire, in accordance with the terms and conditions of this Agreement the exclusive license to use the Licensed Mark and Licensed Technology as set forth below.

        NOW THEREFORE, in consideration of the foregoing Recitals which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I. GRANT OF RIGHTS

        1.01    Grant of License.    The Licensor grants to Licensee an exclusive license to use the Licensed Technology and Licensed Mark solely in association with Licensor's internet web site (www.childrensinternet.com) and service.

        1.02    Sublicense.    Licensee may not sublicense the rights granted pursuant to this Agreement without Licensor's prior written consent. Any sublicense granted in violation of this provision shall be void.

        1.03    Reservation of Rights.    Licensor expressly reserves all rights other than those being conveyed or granted in this Agreement.

        1.04    Territory.    The rights granted to Licensee are worldwide.

        1.05    Term.    This Agreement shall commence on the date first written above (the "Effective Date") and shall extend for a period of five years. Following the initial term, this Agreement shall be renewed automatically in five year terms, with no further action of the Parties necessary, unless either Party terminates by written notice to the other no less than one year before the end of a term.

ARTICLE 2. COMPENSATION

        2.01    Initial Payment.    Licensee shall pay to Licensor $2,000,000 (the "License Fee") due and payable no later than two years following the Effective Date, provided however that if Licensee pays the License Fee within the first year following the Effective Date, the License Fee shall be discounted to $1,800,000, and if the Licensee pays the License Fee more than twelve months following the Effective date but within eighteen months following the Effective Date, the License Fee shall be discounted to $1,900,000. Notwithstanding the foregoing, in the event Licensee raises funds in excess of $5,000,000 during the two years following the Effective Date the License Fee shall be due and payable immediately.

        2.02    Royalties.    Licensee agrees to pay Licensor a royalty of 7% on all Net Sales (as defined below) for each calendar quarter ("Royalty Period"). All royalties provided for under this Agreement shall accrue when the respective items are billed or paid for, whichever occurs first.

        2.03    Net Sales.    For purposes of this Agreement, "Net Sales" shall be defined as Licensee's gross sales, less the cost of dial-up service of $3.79 per customer paid by Licensee directly to a third party carrier, Qwest Communications (i.e., the gross amount billed to customers minus the direct cost of the dial-up service as provided by Qwest), generated by Licensee for its customers' use of the internet web site (www.childrensinternet.com), The Children's Internet online service and the sale of wholesale dial-up services.

        2.04    Payments and Statements to Licensor.    Within 30 days after the end of each Royalty Period, an accurate statement of Net Sales along with any royalty payments due to Licensor shall be provided to Licensor. The acceptance by Licensor of any of the statements furnished or royalties paid shall not preclude Licensor from questioning the correctness at any time of any payments or statements.

        2.05    Audit.    Licensee shall keep accurate books of account and record covering all transactions relating to the license granted in this Agreement, and Licensor or its duly authorized representatives shall have the right upon five days prior written notice, and during normal business hours, to inspect and audit Licensee's records relating to the Licensed Technology and Licensed Mark. Licensor shall bear the cost of such inspection and audit, unless the results indicate an underpayment greater than $1,000 for any six-month period. In that case, Licensee shall promptly reimburse Licensor for all costs of the audit along with the amount due with interest on such sums. Interest shall accrue from the date the payment was originally due and the interest rate shall be 1.5% per month, or the maximum rate permitted by law, whichever is less. All books of account and records shall be kept available for at least two years after the termination of this Agreement.

        2.06    Late Payment.    Time is of the essence with respect to all payments to be made by Licensee under this Agreement. If Licensee is late in any payment provided for in this Agreement, Licensee shall pay interest on the payment from the date due until paid at a rate of 1.5% per month, or the maximum rate permitted by law, whichever is less.

        2.07    Termination Rights.    In the event: (i) Licensee breaches or defaults on any term, condition or covenant of this Agreement and such breach or default continues for a period of sixty (60) days after the giving of written notice to Licensee by Licensor, or (ii) any proceeding is commenced by or against Licensee in bankruptcy or in the event of appointment of a receiver or trustee or an assignment for the benefit of creditors, then Licensor may avail itself of any and all remedies at law and/or in equity or otherwise and, without limitation, shall have the right to immediately terminate the license granted by Agreement by written notice to Licensee.

ARTICLE 3. WARRANTIES AND INDEMNIFICATION

        3.01    Licensor Warranty.    Licensor warrants that it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding the proprietary rights in the Licensed Technology or Licensed Mark which would interfere with the rights granted under this Agreement.

        3.02    Licensor Indemnification.    Licensor shall indemnify Licensee and hold Licensee harmless from any damages and liabilities (including reasonable attorneys fees and costs), arising from any breach of Licensor's warranty as defined above, provided: (a) such claim arises solely out of the Licensed Technology or Licensed Mark as disclosed to the Licensee, and not out of any change in the Licensed Technology or Licensed Mark; (b) Licensee gives Licensor prompt written notice of any such claim; (c) such indemnity shall only be applicable in the event of a final decision by a court of competent jurisdiction from which no right to appeal exists; and (d) that the maximum amount due from Licensor to Licensee under this paragraph shall not exceed the amounts due to Licensor under the Royalties Section from the date that Licensor notifies Licensee of the existence of such a claim.

        3.03    Advertising.    Licensee warrants that it will use its best commercial efforts to market and promote the internet web site, www.childrensinternet.com and to market and promote sales of the internet service and that its operation and marketing shall be in conformance with all applicable laws and regulations, including but not limited to all intellectual property laws Licensee shall have the right to use Licensee's 30 minute infomercial in connection with its marketing efforts, including the right to air the infomercial on television.

        3.04    Termination on Change of Control.    In the event that Licensee undergoes a Change of Control (as defined below) Licensor may terminate this Agreement upon written notice to Licensee at any time after receiving notice of the Change of Control. For purposes of this Agreement "Change of Control" shall mean the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the U.S. Securities Exchange Act of 1934) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

        3.04    Licensee Indemnification.    Licensee shall indemnify Licensor and hold Licensor harmless from any damages and liabilities (including reasonable attorneys' fees and costs): (a) arising from any breach of Licensee's warranties; (b) arising out of any alleged defects or failures to perform of the Licensor's internet web site and service, (c) any claims arising out of advertising or marketing of the Licensor's internet web site and/or service.

        3.05    Limitation of Licensor Liability.    Licensor's maximum liability to Licensee under this Agreement, regardless on what basis liability is asserted, shall in no event exceed the total amount paid to Licensor under this Agreement. Licensor shall not be liable to Licensee for any incidental, consequential, punitive, or special damages.

ARTICLE 4. OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY

        4.01    Intellectual Property Protection.    Licensor may, but is not obligated to seek, in its own name and at its own expense, appropriate further patent, trademark or copyright protection for its Licensed Technology and Licensed Mark in the U.S. or in any foreign country. Licensor makes no warranty with respect to the validity of any patent, trademark or copyright which may be granted. Licensor grants to Licensee the right to apply for patents on the Licensed Property provided that such patents shall be applied of in the name of Licensor and licensed to Licensee during the Term and according to the conditions of this Agreement. Licensee shall have the right to deduct its reasonable out of pocket expenses for the preparation, filing and prosecution of any such U.S. patent application (but in no event more than $5,000) from future royalties due Licensor under this Agreement. Licensee shall obtain Licensor's prior written consent before incurring expenses for any foreign patent application.

        4.02    Compliance with Intellectual Property Laws.    The license granted in this Agreement is conditioned on Licensee's compliance with the provisions of the intellectual property laws of the United States and any foreign country in the Territory. All promotional material shall bear appropriate proprietary notices.

        4.03    Infringement Against Third Parties.    In the event that either Party learns of imitations or infringements of the Licensed Technology or Licensed Mark, that Party shall notify the other in writing of the infringements or imitations. Licensor shall have the right to commence lawsuits against third persons arising from infringement of the Licensed Technology or Licensed Mark. In the event that Licensor does not commence a lawsuit against an alleged infringer within 60 days of notification by Licensee, Licensee may commence a lawsuit against the third party. Before filing suit, Licensee shall obtain the written consent of Licensor to do so and such consent shall not be unreasonably withheld. Licensor will cooperate fully and in good faith with Licensee for the purpose of securing and preserving Licensee's rights to the Licensed Technology and Licensed Mark. Any recovery (including, but not limited to a judgment, settlement or licensing agreement included as a resolution of an infringement dispute) shall be divided equally between the Parties after deduction and payment of reasonable attorneys fees to the party bringing the lawsuit.

        4.04    Insurance.    Licensee shall, throughout, the Term, obtain and maintain, at its own expense, standard liability insurance coverage, naming Licensor as an additional named insured. Such policy shall: (a) be maintained with a carrier having a Moody's rating of at least B; and (b) provide protection against any claims, demands, and causes of action arising out of any alleged defects or failure to perform of the Licensed Technology or any use of the Licensed Technology. The amount of coverage shall be a minimum of $1,000,000 with no deductible amount for each single occurrence for bodily injury or property damage. The policy shall provide for notice to Licensor from the insurer by Registered or Certified Mail in the event of any modification or termination of insurance. Licensee shall furnish Licensor a certificate from its carrier evidencing insurance coverage in favor of Licensor upon request. The provisions of this section shall survive termination for three years.

        4.05    Confidentiality.    For purposes of this Agreement, "Confidential Information" shall mean any information belonging to a Party that is valuable to that Party and is not generally known in the industry in which it is engaged. The Parties acknowledge that each may be furnished or have access to Confidential Information that relates to each other's business. The Parties agree to maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the other party and to restrict access to such Confidential Information to persons bound by this Agreement, only on a need to know basis. Neither party, without prior approval of the other, shall use or otherwise disclose to others, or permit the use by others of Confidential Information.

        4.06    Ownership.    Licensee agrees that ownership of the Licensed Mark, Licensed Technology, and the goodwill relating thereto shall remain vested in Licensor both during the period of this Agreement and thereafter, and Licensee further agrees never to challenge, contest or question the validity of Licensor's ownership of the Licensed Technology, Licensed Mark or any registrations thereof by Licensor. Any logos, designs, symbols, marks, graphics, or artwork derived from the Licensed Mark by Licensee or by a third party for Licensee shall be owned exclusively by Licensor. Licensee hereby assigns to Licensor all right, title, and interest to any such derivative material. To prevent the dilution of the Licensed Mark, Licensee shall not adopt or use any mark which is confusingly similar to the Licensed Mark, either during the Term or thereafter.

        4.07    Quality Control.    Licensee agrees to comply with any requirements established by Licensor concerning the style, design, display and use of the Licensed Mark; to correctly use the registration symbol ® with every use of the Licensed Mark; and to submit in advance of its use all advertising copy and internet copy to Licensor for approval. Licensee may not use the Licensed Mark in any manner which would disparage or tarnish or dilute the distinctive quality of the Licensed Mark or the reputation and goodwill embodied in the Licensed Mark or which would reflect adversely on the Licensed Mark or Licensor, as determined by Licensor in it reasonable discretion.

        4.08    Effect of Termination.    Upon termination or expiration of this Agreement, all Royalty obligations as established under section 2.02 shall immediately become due. After the termination or expiration of this Agreement, all rights granted to Licensee under this Agreement shall terminate and revert to Licensor, and Licensee will refrain from further copying, marketing, distribution, or use of any Licensed Technology or Licensed Mark. Upon termination or expiration of this Agreement, Licensee shall immediately ship to Licensor, without charge, all artwork and other materials used to reproduce the Licensed Mark or derivative materials, and each Party shall return to the other any Confidential Information or materials containing Confidential Information of the other Party.

        4.09    Survival.    The obligations of Sections 3.02, 3.04, 4.01, and 4.05 shall survive any termination or expiration of this Agreement.

ARTICLE 5. GENERAL PROVISIONS

        5.01    Attorneys' Fees and Expenses.    The prevailing Party shall have the right to collect from the other Party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Agreement.

        5.02    Governing Law.    This Agreement shall be governed in accordance with the laws of the State of California.

        5.03    Jurisdiction.    The Parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Alameda County, California in any action arising out of or relating to this Agreement. The Parties waive any other venue to which either Party might be entitled by domicile or otherwise.

        5.04    Waiver.    The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

        5.05    Invalidity.    If any provision of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected.

        5.06    Entire Understanding.    This Agreement expresses the complete understanding of the Parties and supersedes all prior representations, agreements, and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both Parties.

        5.07    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement.

        5.08    Notices.    Any notice or consent required to be given under this Agreement shall be in writing and shall be sent by first class certified or registered mail, return receipt requested, or by any return receipt express courier service. Notice shall be deemed received on the date indicated on the return receipt.

          If to Licensee:

      D.W.C. Installations
      2401 Crow Canyon Road, Suite 201
      San Ramon, California 94583

          If to Licensor:

      Two Dog Net, Inc.
      2401 Crow Canyon Road, Suite 201
      San Ramon, California 94583

        5.09    No Joint Venture.    Nothing contained in this Agreement shall be construed to place the Parties in the relationship of agent, employee, franchisee, officer, partner or joint venturer.

        5.10    Assignability.    Licensee may not assign or transfer its rights or obligations pursuant to this Agreement without the prior written consent of Licensor. Any assignment of transfer in violation of this section shall be void.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

LICENSEE:

D.W.C. Installations, a Nevada corporation

/s/ SHOLEH HAMEDANI
BY:	Sholeh Hamedani
ITS:	President and CEO

LICENSOR:

Two Dog Net, Inc., a California corporation

/s/ NASSER HAMEDANI
BY:	Nasser Hamedani
ITS:	Chairman of the Board

QuickLinks

LICENSE AGREEMENT